Exhibit 10.24

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into by and between TECHNITROL, INC. (the "Company") and DANIEL M. MOLONEY ("Executive") as of March 22, 2010 (the "Effective Date").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Company desires to employ Executive, and Executive desires to enter into the employ of the Company, on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.   EMPLOYMENT.
     -----------

     Subject to the terms and conditions of this Agreement, the Company hereby employs Executive as its Chief Executive Officer, reporting to the Board of Directors of the Company (the "Board").

2.   DURATION OF AGREEMENT.
     ----------------------

          2.1 Term. Executive's employment shall begin as of the Effective Date, and shall continue until the third anniversary of the Effective Date, unless earlier terminated pursuant to any of Articles 5, 6, 7, or 8. The specified period during which this Agreement is in effect is the "Term." Each one (1) year period commencing on the Effective Date or on any anniversary of the Effective Date is referred to hereinafter as an "Employment Year".

3.   POSITION AND DUTIES.
     --------------------

          3.1 Position. Executive shall serve as the Company's Chief Executive Officer, or as the highest designated officer of the Company or any successor company in the event of any merger or consolidation, and, in that capacity, shall perform such duties and have such responsibilities as a Chief Executive Officer of a company in size and scope similar to the Company would be expected to perform and those other duties as may be reasonably prescribed from time to time by the Board; provided, however, that Executive acknowledges that the Company may appoint or elect a non-executive Chairman of the Board other than Executive. In this regard, the Executive shall follow all lawful orders of the Board. At the beginning of the Term, the Board shall appoint Executive to the Board and, so long as Executive is serving as Chief Executive Officer, the Board shall nominate Executive for election as a member of the Board at each meeting of the Company's shareholders at which the election of Executive is subject to a vote by the Company's shareholders and shall recommend that the shareholders of the Company vote to elect Executive as a member of the Board. Executive acknowledges and agrees that he shall not be entitled to any additional compensation for his service on the Board. From time to time, Executive also may be designated to such other offices within the Company or its subsidiaries and affiliates as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries and affiliates.

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          3.2  Full-Time  Efforts.  Executive  shall  perform  and  discharge faithfully, diligently and to the best of his ability his duties and responsibilities to the Company, devote his full-time efforts to the business and affairs of the Company, and not devote time to activities or interests that would impair his ability to perform his obligations to the Company. Except as otherwise provided in this Agreement, Executive shall not be employed by, or participate or engage in, or be a part of in any manner, including as an employee, consultant, director, trustee or similar function, the management of any other enterprise without the prior written consent of the Board, which consent may be granted or withheld in its sole discretion. From and after the first anniversary of the Effective Date, Executive shall be permitted to serve as a director of not more than one (1) for-profit organization (in addition to the Company) and not more than three (3) not-for-profit organizations, in each case upon notice to the Board and so long as the Board does not object. Executive shall not be precluded from reasonable charitable and community activities and industry or professional activities, or managing his personal business interests and investments, so long as such activities do not interfere with the performance of Executive's responsibilities under this Agreement. Executive shall promote the best interests of the Company and take no action that in any way damages the public image or reputation of the Company, its subsidiaries or its affiliates.

          3.3 Work Standard. Executive shall at all times comply with and abide by all terms and conditions set forth in this Agreement, all applicable work policies, the Company's Statement of Principles as in effect from time to time (a copy of such Statement of Principles as in effect on the Effective Date is attached hereto as Exhibit A and is hereby incorporated herein by reference), procedures and rules as may be issued by Company from time to time, and all federal, state and local statutes, regulations and public ordinances applicable to the performance of his duties hereunder.

          3.4 No Employment Restriction. Executive represents and covenants that his employment by the Company hereunder does not violate any agreement or covenant to which he is subject or by which he is bound and that there is no such agreement or covenant that could restrict or impair his ability to perform his duties or discharge his responsibilities to the Company.

4.   COMPENSATION AND BENEFITS.
     --------------------------

          4.1 Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term, the Company shall pay and Executive shall accept a base salary ("Base Salary") at the rate of no less than $650,000 per annum. Executive shall be entitled to increases in Executive's Base Salary as determined by the Board (excluding Executive) and, in all events, shall receive increases consistent with non-performance based increases given to other Senior Executive(s), as and when such increases are awarded to other Senior Executive(s). The Base Salary shall be paid in accordance with the Company's normal payroll practices and pro-rated for partial periods, if any, based on the actual number of calendar days in the applicable period.

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          4.2  Incentive,  Savings  and  Retirement  Plans.  During  the  Term,
          Executive shall be eligible to participate in all current and future incentive plans (including, without limitation, short-term and long-term incentive plans), savings and retirement plans (excluding, however, the Technitrol, Inc. Retirement Plan), welfare benefit plans, practices, policies and programs (including, without limitation, as applicable, medical, life insurance and vacation policies) applicable generally to senior executive officers of the Company ("Senior Executives"), and on the same basis as such Senior Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement. Notwithstanding the foregoing, Executive shall be entitled to no fewer than four (4) weeks of paid vacation during each Employment Year during the Term. Without limiting the foregoing, the following provisions shall apply with respect to Executive during the
          Term:

(a) Annual Bonus Plan. Executive shall be entitled to an annual bonus opportunity under the Company's Short Term Incentive Plan ("STIP") or any successor plan thereto, the amount and terms of which shall be determined by the Compensation Committee of the Board (the "Committee"). Executive's annual target bonus (subject to such performance and other criteria as may be established by the Committee) shall be 100% of Base Salary.
     Notwithstanding the foregoing and for purposes of Executive's bonus for 2010 only, Executive's bonus shall be guaranteed to be at least $350,000 (the "Guaranteed Bonus"). The performance and other criteria in respect of any bonus in excess of such amount for 2010, and for any bonus for any future year shall be determined by the Committee in its sole discretion and communicated to Executive within a reasonable time after the Effective Date (for 2010) and within a reasonable time after the beginning of any such future year. Executive's annual bonus shall be paid, if at all, not later than March 15 of the first calendar year beginning after the end of the fiscal year (or portion thereof) for which the bonus was earned. Notwithstanding anything to the contrary, no bonus under this Section 4.2(a) other than the Guaranteed Bonus shall be earned unless Executive remains an employee of the Company on the last day of the relevant performance period.

(b)  Long-Term Incentive Compensation.

          (i) Stock Options. The Company shall grant to Executive nonqualified stock options under the Technitrol, Inc. 2001 Stock Option Plan established under the Company's Incentive Compensation Plan ("SOP") or any successor plan thereto to purchase 360,000 shares of the Company's common stock ("Common Stock") on the Effective Date (the "First Tranche") and, subject to the approval by the Company's shareholders of the amendments to and restatement of the SOP in a manner consistent with the terms set forth on Exhibit B, an additional 360,000 shares of Common Stock on the first anniversary of the Effective Date (the "Second Tranche" and, collectively with the First Tranche, the "Option Awards"). Each Option Award shall be granted at an exercise price as set forth in the SOP or any successor plan thereto. Except as provided in Section 8.2(b) of this Agreement, each Option Award shall vest in accordance with Section 8(a) of the SOP or any successor plan thereto; provided, however, that the fourth and fifth sentences of Section 8(a) of the SOP shall not apply to the Option Awards. The Option Awards shall be set forth in award agreements consistent with the terms and conditions of the SOP or any successor plan thereto, subject, however, to the terms of Section 8.5 of this Agreement. For purposes of Section 6 of the SOP or any successor plan thereto, the First Tranche shall consist of an issuance of options for 360,000 shares of Common Stock issued in connection with Executive's recruitment and the Second Tranche shall consist of issuances of options for 140,000 shares of Common Stock issued in connection with Executive's recruitment and of options for 220,000 shares of Common Stock issued for the fiscal year following the fiscal year in which the Effective Date has occurred. In the event that the shareholders of the Company do not approve the amendments to and restatement of the SOP at the Company's 2010 Annual Meeting, then the Executive and the Company will consult one another in good faith and will use their reasonable best efforts to arrive at a mutually agreeable substitution for the Second Tranche which would put the Company and the Executive in substantially the same positions they would have been in had the shareholders approved the amendments to and restatement of the SOP.

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          (ii) Performance  Plan.  In  2010,  the  Committee  shall  develop and approve a performance plan that is accepted and approved by the Company's Board and shareholders, if applicable, for Executive with an initial period from the Company's second fiscal quarter of 2010 through the Company's third fiscal quarter of 2012, inclusive (the "Initial Period"), and with succeeding rolling three-year periods during the Term and any extension thereof beginning on the first day of fiscal year 2011 and ending on the last day of each three-year fiscal period thereafter; for example, 2011-2013, 2012-2014 and so on (the Initial Period and each subsequent three-fiscal-year period is a "Performance Period"). The target award under the performance plan for each Performance Period shall equal 160% of Executive's Base Salary as of the first day of the applicable Performance Period with a possible range of award from 0% to 250% of such Base Salary; subject, however, to the terms of Section 8.5. Executive's award for a Performance Period shall be issued, if at all, no later than March 15 of the calendar year following the end of the Performance Period for which the award was earned. Subject to
               Section 8.5, such awards shall be payable solely by the issuance of options pursuant to the SOP or stock pursuant to the Restricted Stock Plan II of Technitrol, Inc. ("RSP") or any successor plans thereto. Notwithstanding anything to the contrary, no award under this Section 4.2(b)(ii) shall be earned unless Executive remains an employee of the Company on the last day of the relevant performance period.

(c) Signing Payments. Executive shall be entitled to a signing payment of $600,000, $300,000 of which shall be paid within three (3) days after the Effective Date, and the balance of which shall be paid on the six-month anniversary of the Effective Date, and a second signing payment of $600,000 to be paid on the one-year anniversary of the Effective Date, provided Executive remains an employee of the Company on the applicable payment date. Any bonus payable under Section 4.2(a) shall be in addition to the amount of the signing payments.

(d) Additional Benefits. During the Term, and provided that such benefits are offered to other Senior Executives, Executive shall be entitled (i) to participate in the Company's section 401(k) plan and in the Technitrol, Inc. Supplemental Savings Plan or in any successor plans thereto, (ii) to the Company's payment of Executive's dues for a health club membership, and
     (iii) to the Company's reimbursement for Executive's cost of an annual medical examination, all in accordance with the Company's policies and plans as in effect and as approved by the Committee from time to time.

(e) Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred in carrying out his duties hereunder upon appropriate substantiation and documentation of such expenses and in accordance with the policies, practices and procedures of the Company as in effect from time to time.

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

(f) No Other Benefits. Executive shall be entitled to all other benefits and perquisites that are made generally available to all employees of the Company and not otherwise delineated herein, subject to the eligibility and other requirements of the applicable plans, if any.

(g) Vesting, Etc. on Change in Control. Executive acknowledges that awards made to him under any Company compensation, equity-based, or other plan that provide for full vesting upon a change in control shall specifically exclude from such full vesting, and for any other purpose, the Company's sale of any stock or assets of AMI Doduco.

          4.3 Recoupment. In addition to any injunctive remedies available to the Company pursuant to this Agreement, Executive agrees that in the event of his Termination of Employment (as defined in Section 8.4 below) for a "Covered Cause Event" (as defined below) (each a "Forfeiture Event"), the Company, at the Board's discretion (Executive not having the right to participate in any such decision), shall be entitled to the following additional remedies:

(a) the unexercised portion of any options or other equity awards, and any other cash-based award, in all cases not otherwise settled or paid (in each case, both unvested and vested, if any) will immediately be forfeited and canceled without payment upon the occurrence of the Forfeiture Event; and

(b)  Executive  will be obligated to repay to the Company, in cash, within sixty
     (60) days after written demand is made by the Company (the "Notice Date"), an amount equal to (i) the total amount of Award Gain (as defined below) realized by Executive upon each exercise of options and the value Executive has received with respect to any settlement or payment in connection with any other equity awards, or any other cash-based award, in each case on or after the date that the acts giving rise to the Forfeiture Event commenced or occurred (the "Forfeiture Date"), and (ii) the fair market value of all other equity awards granted to Executive or which have become vested, in each case on or after the Forfeiture Date;? provided that the return to the Company of such other equity awards shall satisfy Executive's repayment obligations with respect to amounts owed pursuant to this subparagraph. "Award Gain" shall mean the product of (x) the fair market value per share of stock at the date of such option exercise or exercise of other equity award (without regard to any subsequent change in the market price of such share of stock) minus the exercise price times (y) the number of shares as to which the options or other equity awards were exercised at that date

     Notwithstanding any of the foregoing, the Board (excluding Executive) shall retain sole discretion regarding whether to seek the remedies set forth in this Section. For purposes of this Section, a "Covered Cause Event" shall mean any fraud, gross negligence or intentional misconduct, or wrongful act or omission, on the part of the Executive that was a material factor contributing to the Company restating all or a portion of its financial statements, which restatement is detrimental to the interests of the Company or its shareholders. Notwithstanding any other provision of this Agreement to the contrary, and to the extent permitted by applicable law, the Company shall have the right to offset against any amounts owed to Executive by the Company any repayment obligations or liabilities that Executive may have under this Section.

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          4.4  Other  Recoupment.  Executive  hereby  acknowledges  and  agrees that Executive is subject to Section 304 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"). In addition, in connection with any grant, payment or settlement made on Executive's behalf based in whole or in part on the financial performance criteria of the Company, or any division thereof, that are subsequently determined by the Board to be materially incorrect, Executive hereby agrees that Executive shall pay back to the Company upon request of the Board (excluding Executive) within sixty (60) days of written demand, amounts previously received by Executive as bonuses or other incentive, equity compensation or cash-based awards, equal to all or any portion of such awards, as determined by the Board (excluding Executive) in its sole discretion. Provided, however, that the amount payable by Executive hereunder shall not exceed the amount that resulted from the application of the materially incorrect financial performance criteria, as determined in good faith by the Board. If after the effective date, the Company adopts a general recoupment policy applicable to the Chief Executive Officer, the provisions of such recoupment policy shall supersede the provisions of Sections 4.3 and
          4.4  and  such  recoupment policy shall be deemed incorporated herein.

          4.5 Signing Payment. Unless required under the Sarbanes-Oxley Act, any signing payments received by Executive under Section 4.2(c) shall not be subject to recoupment pursuant to Sections 4.3 or 4.4.

5.   TERMINATION FOR CAUSE.
     ----------------------

          5.1 This Agreement may be terminated immediately, or if applicable after the expiration of the cure period set forth in 5.1(e) below assuming Executive was unable to cure the applicable event or occurrence, at any time by the Company without any liability owing to Executive or Executive's beneficiaries under this Agreement, except Base Salary through the date of termination, any reimbursable business expenses or vacation pay to the extent earned but not paid and any benefits under any plan or agreement covering Executive which provide for payment of such benefits in accordance with the terms of such plan or agreement, under the following conditions, each of which shall constitute "Cause:"

(a) any act by Executive involving fraud, dishonesty, embezzlement, theft or misappropriation which in the good faith opinion of the Board (excluding Executive) renders Executive unable to effectively manage the Company or materially and adversely affects the Company's reputation or ongoing business activities and any breach by Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments, regulation of the Company's business and the like (including in any administrative proceeding under which Executive has agreed to a penalty without admitting liability);

(b) attendance at work in a state of intoxication or impairment as a result of use of alcohol or any prohibited drug or substance;

(c) breach of any common law or statutory fiduciary duty, breach of the duty of loyalty or breach of the duty of care to the Company;

(d) Executive being convicted of, or pleading guilty or nolo contendere to, any felony or crime of moral turpitude; or

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(e)  improper conduct prejudicial to the business of the Company, the occurrence of gross negligence or willful misconduct of Executive resulting in his failure or inability to perform his duties to the Company, or any breach by Executive of any provision of this Agreement or of any written policy of the Company (other than any such breach resulting from incapacity due to Disability as defined in Section 7 below) if not cured within thirty (30) days after a written notice is delivered to Executive from the Board acting by majority vote (excluding Executive) that specifically identifies (i) the manner in which the conduct was improper or in which Executive failed to perform his duties to the Company or the breach by Executive and (ii) the actions to be taken and the time period during which such actions shall be taken to cure such event or occurrence.

          5.2 Board Determination of Cause. For purposes of Section 0, the Board by a majority vote of all directors excluding Executive shall determine in its sole and absolute discretion whether Cause exists.

6.   TERMINATION UPON DEATH OR RETIREMENT.
     -------------------------------------

     Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive's death or voluntary retirement after the age of sixty-two (62), and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for payment of Accrued Obligations (as defined below in Section 8.2(a)) and any other benefits under such written plans, programs, practices and policies relating to death benefits or retirement benefits in accordance with such plans, if any, as are applicable to Executive on the date of his death or retirement. This payment shall be paid in a lump sum to Executive or Executive's estate within thirty
(30) days after the Company is given notice of Executive's death or retirement. The rights of Executive or Executive's estate with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

7.   DISABILITY.
     -----------

     If the Board (excluding Executive) determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"). If Executive's employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined below in Section 8.2(a)) and any benefits under such plans, programs, practices and policies relating to disability benefits in accordance with such written plans, if any, as are applicable to Executive on the Disability Effective Date. The rights of Executive with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans. For purposes of this Agreement, "Disability" shall mean Executive's inability by reason of mental or physical incapacity, illness or disability to substantially perform his duties hereunder for a period of either 90 consecutive days or an aggregate of 180 days in any 12 month period, as determined by the Board (excluding Executive) in good faith and its sole discretion.

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8.   TERMINATION OF EMPLOYMENT FOR GOOD REASON OR WITHOUT CAUSE.
     -----------------------------------------------------------

          8.1 Executive's Termination of Employment for Good Reason. Executive's employment may be terminated at any time by Executive for Good Reason or no reason upon thirty (30) days prior written notice. For purposes of this Agreement, "Good Reason" shall mean:

(a) a reduction by the Company in Executive's Base Salary as in effect on the Effective Date or as the same may be increased from time to time, except for any reductions applicable to all Senior Executives (but any failure to increase Executive's Base Salary shall not be considered a reduction in Base Salary); or

(b) the material breach by the Company of any provision of this Agreement, which has not been cured by the Company within thirty (30) days after written notice from Executive setting forth the acts or omissions alleged to constitute such breach with reasonable particularity.

     Good Reason shall not include Executive's death, retirement or Disability or, if appointed to such position, removal of the Executive as Chairman of the Board or expiration of the Term. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, if Executive provides the Board with written notice of any circumstance (describing it with reasonable particularity) he believes in good faith constitutes Good Reason within thirty (30) days after the occurrence of such circumstance, or, if later, within thirty (30) days after Executive in the exercise of ordinary care shall first become aware of any such circumstances. If Executive does not provide such written notice within such time period, he shall be foreclosed from raising such circumstance thereafter. Upon receipt of such written notice, the Board may cause the Company to cure any claimed event of Good Reason within thirty (30) days of notice from Executive before Executive may terminate this Agreement for Good Reason.

     If Executive terminates his employment for Good Reason, he shall be entitled to the same benefits he would be entitled to as if he were terminated without Cause pursuant to Section 8.2 below subject to the execution and effectiveness of a Release, to the extent required under Section 8.2. If Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined below in Section 8.2(a)).

          8.2 Termination of Employment Without Cause. The Company may terminate Executive's employment without Cause at any time. If Executive's employment is terminated by the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by death, retirement or Disability or expiration of the Term will not constitute termination without Cause), then Executive shall be entitled to the following benefits, subject to Executive's execution and delivery of a Release as defined below in
          Section  8.3(a):

(a) The Company shall pay to Executive in a lump sum in cash within thirty (30) days following Executive's Termination of Employment as defined below in
     Section 8.4, the sum of (i) Executive's Base Salary through the end of the month in which the date of termination is determined to have occurred to the extent not paid, (ii) any bonus earned to the extent not paid, and
     (iii) any reimbursable business expenses and vacation pay to the extent earned but not paid. Any compensation previously deferred by Executive under a plan other than a tax-qualified plan (together with any accrued interest or earnings thereon) shall be paid to Executive under the terms of such plan or any agreement entered into by Executive thereunder. (The sum of the amounts described in this subsection (a) shall be referred to in this Agreement as the "Accrued Obligations.")

(b) Notwithstanding the vesting schedule set forth in Section 4.2(b)(i) for the Option Awards described in the first sentence of that Section, (i) if Executive's Termination of Employment (as defined in Section 8.4 below) occurs during the 12-month period succeeding the Effective Date, Executive shall become vested in 50% of the First Tranche, and (ii) if Executive's Termination of Employment occurs at any time after the first anniversary of the Effective Date, Executive shall become vested in 100% of the First Tranche. The Second Tranche shall vest in accordance with the SOP, except for the last sentence of Section 8(a) of the SOP which shall not apply. Moreover, (i) the vesting provision set forth in the last sentence of
     Section 8(a) of the SOP or any successor plan thereto shall be superseded by the foregoing vesting schedule, (ii) the period during which Executive shall have the right to exercise the First Tranche and the Second Tranche shall be extended to six months from Executive's Termination of Employment, and (iii) Executive's award agreements shall contain the vesting and exercise provisions set forth in this Agreement.

(c) Subject to Executive's execution and delivery of a Release (as defined in Section 8.3 below), the Company shall pay Executive two (2) times his monthly base salary in effect at the time of Termination of Employment (as defined in Section 8.4 below) and it shall be paid to him each month during the period which is the greater of (i) twenty-four (24) months or (ii) the number of months remaining between the Termination of Employment and the Term. The time which is the greater of (i) or (ii) in the preceding sentence is the "Severance Period." Such payments during the Severance Period shall be payable in accordance with the Company's normal payroll practices and procedures in effect from time to time. Any payments described in the foregoing sentence due to be paid to Executive during the first six (6) months after his Termination of Employment (as defined below) shall not be paid to him during such first six (6) months and will instead be paid to him in accordance with Section 8.3(b). Further, during the Severance Period the Company shall maintain in full force and effect for the continued benefit of Executive, his spouse, and his dependents the group health plan benefits to which Executive, his spouse, and his dependents would have been entitled if such Termination of Employment had not occurred In addition, such continued coverage shall run simultaneously with the Company's obligation to continue group health plan coverage to Executive, his spouse, and his dependents under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") (such continued coverage being generally referred to as "COBRA").

          8.3 Restrictions on Timing of Distributions. The following restrictions shall apply to payments under this Article 0:

(a) Release Requirement. No payment shall be made under Section 0(a) unless Executive delivers to the Company a release in the form reasonably acceptable to the Company in favor of the Company (a "Release") and the expiration of any period of revocation provided for in the Release has expired without revocation by Executive.

(b) Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if Executive is considered a Specified Employee at Termination of Employment, under such procedures as established by the Company in accordance with Section 409A of the Code, other than on account of death, all payments hereunder that are subject to Section 409A of the Code (including all payments described in Section 8.2(c)), and for which the payment event is due to a Termination of Employment may not commence earlier than six (6) months after the date of Termination of Employment. Therefore, in the event this provision is applicable to Executive, any such payment which would otherwise be paid to Executive within the first six (6) months following termination shall be accumulated and paid to Executive in a lump sum on the first day of the seventh calendar month that begins following Termination of Employment. All subsequent distributions shall be paid in the manner specified. "Specified Employee" means a "specified employee" as defined in Section 409A of the Code and regulations thereunder.

          8.4 Definition of Termination of Employment. With respect to the payment of all benefits under Section 8.1 and 8.2, "Termination of Employment" shall mean "separation from service" as defined in Section 409A of the Code and regulations issued thereunder.

          8.5 Rights under Equity Plans. The provisions of this Agreement are subject to the written terms of the Company's equity plans in effect from time to time. Except as otherwise specifically provided in this Agreement, any equity awards granted to Executive under the equity plans shall be forfeited or not, vest or not, and, in the case of stock options, become exercisable or not, as provided by and subject to the terms of the applicable equity plans. Notwithstanding the foregoing, Executive acknowledges that contemporaneously with the execution of this Agreement, the Board will amend the provisions of the SOP and RSP in a manner consistent with the terms set forth on Exhibit B. All awards made to Executive pursuant to Section 4.2(b)(ii) of this Agreement shall be subject to (i) approval of the amended and restated SOP and RSP by the Company's shareholders and (ii) the terms of the SOP and RSP or any successor plans thereto, including without limitation the limits on the number of options and shares that may be awarded or issued under such plans. Awards issued under Section 4.2(b)(ii) of this Agreement shall be payable solely by the issuance of options pursuant to the SOP or stock pursuant to the RSP or any successor plans thereto. The Committee shall have the sole discretion to determine the form of payment of such awards in either options under the SOP or stock under the RSP, or any successor plans thereto, or in a combination of the two; further, as provided in the RSP, or any successor plan thereto, any award paid in such stock may be accompanied by a cash award, and if so such cash award shall be taken into account for purposes of the Committee's award determination under
          Section  4.2(b)(ii)  of  this  Agreement.

          8.6 Resignation. Upon Executive's Termination of Employment and at the request of the Board (excluding Executive), Executive shall execute resignations as a director of the Company and from all positions held as a director of the Company and, if applicable, as a director or an officer of a company affiliated or related to the Company held at the time of or preceding such termination. Executive shall cooperate with the Company in executing such resignations or in the adoption of such other corporate resolutions as may be necessary to continue the business affairs of the Company or any affiliate until such resignations are deemed effective under the applicable law governing such Company or affiliate. Upon Executive's resignation as a director or officer of any company affiliated or related to the Company, Executive shall forfeit without consideration any nominal or qualifying shares he holds in such affiliated or related entities.

          8.7 Non-Renewal. If upon expiration of the Term, this Agreement is not replaced by a new agreement or otherwise extended by the parties ("Non-Renewal") and upon such circumstance there is a Termination of Employment, then the Company shall have no further liability to Executive, other than the following benefits, subject to Executive's execution and delivery of a Release as defined in Section 8.3(a):

(a) The Company shall pay the Accrued Obligations as defined in Section 8.2(a) to Executive in a lump sum in cash within thirty (30) days following the expiration of the Term.

(b) Notwithstanding the vesting schedule set forth in Section 4.2(b)(i) for the Option Awards described in the first sentence of that Section, Executive shall become vested in 100% of the First Tranche only. The Second Tranche shall vest in accordance with the SOP, except for the last sentence of
     Section 8(a) of the SOP which shall not apply. Moreover, (i) the vesting provision set forth in the last sentence of Section 8(a) of the SOP or any successor plan thereto shall be superseded by the foregoing vesting schedule, (ii) the period during which Executive shall have the right to exercise the First Tranche and the Second Tranche shall be extended to 90 days from the expiration of the Term, and (iii) Executive's award agreements shall contain the vesting and exercise provisions set forth in this Agreement.

     For purpose of clarity, the parties agree that Non-Renewal means only the circumstance described in the first sentence of Section 8.7 above and shall not apply to Termination of Employment for any other reason including death, Disability, retirement, resignation, termination with or without Cause or termination for Good Reason.

9.   PUBLICITY; NO DISPARAGING STATEMENT.
     ------------------------------------

     Executive and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships. For purposes of this provision, a communication shall be deemed to be a "Disparaging Comment" if it is a verbal, electronic, or written statement which would affirmatively discredit, belittle, or ridicule Executive or the Company, as the case may be, either personally or professionally. In the event that Executive shall at any time be employed by any competitor of the Company, provided that such employment is not in violation of the restriction against competition set forth in Section 10.4 of this Agreement, any communication by or attributed to Executive that discusses Executive's employer's products or services on a comparative basis to the Company's products and services and that is not false or misleading shall not be considered to be a Disparaging Comment.

10.  BUSINESS PROTECTION PROVISIONS.
     -------------------------------

          10.1 Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive will gain from his employment with the Company, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Article 10 and all sections and subsections thereof.

          10.2 Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and shall not, at any time during his employment by the Company or thereafter, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information of the Company or any of its subsidiaries obtained or acquired while so employed. All computer software, customer lists, price lists, catalogs, records, and proprietary know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company's possession, or made use of other than in pursuit of the Company's business; and, upon Termination of Employment for any reason, Executive shall promptly deliver to the Company, without further demand, all copies thereof which are then in Executive's possession or control. Executive shall immediately notify the Company of any unauthorized disclosure or use of any trade secrets or confidential information of which Executive becomes aware. The obligation hereunder regarding the protection of confidential information shall not apply to any information which: (i) is, as of the date hereof, already in Executive's lawful possession; or (ii) is or becomes publicly known through no fault of Executive; or
          (iii) is rightfully received by Executive from a third party without accompanying secrecy obligations; or (iv) is approved for release by the Company's prior written consent. If Executive shall at any time be involved in any litigation, administrative, legal, regulatory or other proceeding in which Executive may become required to disclose any confidential information in violation of this Agreement (a "Legal Proceeding"), whether in discovery or otherwise, Executive may furnish that portion (and only that portion) of such confidential information that, in the written opinion of the Company's counsel, Executive is legally compelled or is otherwise required to disclose or else stand in contempt or suffer other material censure or material penalty. Executive shall notify the Company of any Legal Proceeding as soon as practicable after Executive learns of the same, but no later than within thirty (30) days thereafter. The Company shall be entitled to participate in any Legal Proceeding, as a party thereto, to the greatest extent permitted by applicable law and in any event shall be allowed to participate with Executive in formulating and implementing strategies to affect the confidentiality described in this Agreement, with counsel of its own choosing and at its own cost and expense.

          10.3 Inventions and Improvements. During the Term of Executive's employment, Executive shall promptly communicate to the Company all ideas, discoveries and inventions which are or may be useful to the Company or its business. Executive acknowledge that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by Executive and every item of knowledge relating to the Company's business interests (including potential business interests) gained by Executive during his employment are the property of the Company, and Executive irrevocably assign all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by Executive alone or with others, whether during or after usual working hours, whether on or off the job, and whether or not within the specific realm of Executive's duties. Executive shall, upon the request of the Company, at any time during or after his employment with the Company, sign all instruments and documents requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon. In the event the Company is unable, after reasonable effort, to secure Executive's signature on any document reasonably necessary or appropriate for any of the foregoing purposes, whether because of physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act on his behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of any such patent, copyright and other analogous protection with the same legal force and effect as if executed by Executive.

          10.4 Noncompetition. During the Term of Executive's employment and after any Termination of Employment for an additional period equal to the Severance Period Executive shall not directly or indirectly:

(a) engage, directly or indirectly, anywhere in the world, in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product or equipment which at any time during the Term of such employment or the immediately preceding twelve (12) month period has been manufactured, sold or distributed by the Company or any subsidiary or any product or equipment which the Company or any subsidiary was developing during such period for future manufacture, sale or distribution;

(b) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in or considering engaging in any such activities described in subparagraph (a) or so engaged;

(c) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company;

(d) solicit, or contact with a view to the engagement or employment by, or otherwise directly or indirectly engage or employ any person or entity of any person who is an employee of the Company or was an employee of the Company within the previous six (6) months;

(e) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or

(f) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company or any of its affiliates to take any action which might be disadvantageous to the Company or any of its affiliates.

     Nothing in this Section 10.4 shall prohibit Executive from owning, as a passive investor, in the aggregate not more than 2% of the outstanding publicly traded stock of any corporation engaged in the activities described in subparagraph (a). The duration of Executive's covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Executive is in violation of the provisions contained in this Agreement.

          10.5  Remedies.

     Executive understands and acknowledges that his violation of this Article 0 or any section or subsection thereof would cause irreparable harm to Company and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Article 0 or any section or subsection thereof, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive. If any part of this Article 0 or any section or subsection thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain severance payments are being agreed to in reliance upon Executive's compliance with this Article 0 after Executive's Termination of Employment, in the event Executive breaches any of such business protection provisions of this Agreement, any unpaid amounts (e.g., those provided under Article 0) shall be forfeited and Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach.

11.  GENERAL PROVISIONS.
     -------------------

          11.1 Amendment. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

          11.2 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns.

          11.3 Waiver of Breach. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

          11.4 Indemnification. Upon the Effective Date, the Company and Executive shall execute an indemnification agreement in substantially the form attached hereto as Exhibit C which is hereby incorporated herein by reference.

          11.5 Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

          11.6 Notices. All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

     If to Company to:     Technitrol, Inc.
                           Attn: Vice President Human Resources
                           1210 Northbrook Drive, Suite 470
                           Trevose, PA 19053-8406 USA
                           Facsimile: 215-355-6950

     If to Executive to:   Daniel M. Moloney
                           2100 Country View Lane
                           Lansdale, PA 19466

All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if personal delivery. Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

          11.7 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (i) certifies that no representative, agent or attorney or the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (i) acknowledges that he or it and the other parties hereto have been induced to enter this Agreement, by, among other things, the mutual waivers and certifications of this Section.

          11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the conflict of laws provisions thereof). Any legal action or proceeding by Executive against the Company with respect to this Agreement will be brought and, except as set forth below, any and all disputes, controversies, or claims of Executive (hereinafter "disputes") arising out of or related to this Agreement, either directly or indirectly, including, but not limited to, disputes over the interpretation, application or alleged violation of this Agreement, and any and all disputes arising out of or related to, either directly or indirectly, the employment relationship between Executive and the Company, shall be submitted for adjudication exclusively to arbitration before the Judicial Arbitration and Mediation Services ("JAMS"), located at Philadelphia , Pennsylvania. In agreeing to arbitration of any and all disputes, the parties knowingly and voluntarily waive and relinquish their rights to have such disputes decided through law suits, in a court of law with a judge and jury and, instead, shall have them decided by an arbitrator under the rules and regulations of JAMS. In such arbitration each party shall pay its own attorney's fees and other costs and half the costs for the arbitrator. Any decision of the arbitrator resolving such dispute shall be final and binding upon the parties. Notwithstanding the foregoing, the foregoing shall not be deemed to prohibit or restrict either party from initiating legal action in a court of competent jurisdiction to seek injunctive or other equitable relief.

          11.9 Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company that relates generally to the same subject matter.

          11.10 Assignment. This Agreement and any rights, payments or benefits may not be assigned or encumbered by Executive without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. This Agreement may be assigned by the Company to any successor to all or substantially all of its business.

          11.11 Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

          11.12 Section and Paragraph Headings. The section and paragraph headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

          11.13 Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

          11.14 Voluntary Agreement. Executive and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party's choice before executing this Agreement.

          11.15 Compliance With Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code and the final regulations issued thereunder and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax under such section.

                                    *   *   *   *

     IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of this date first written above.

                                                 TECHNITROL, INC.


                                                 By: James M. Papada, III
                                                     --------------------
                                                 Name: James M. Papada, III
                                                 Title: Chief Executive Officer


                                                 EXECUTIVE

                                                 /s/ Daniel M. Moloney
                                                 ---------------------
                                                 Daniel M. Moloney